Exhibit 99.1

For Immediate Release	Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2016 Second Quarter Results

•	13.4% reported sales growth, 170.5% net income increase and reported EPS of $1.26
•	4.9% organic sales growth, 44.3% adjusted EBITDA increase and strong margin expansion
•

Net cash provided from operating activities after purchases of property, plant and equipment expected to grow to approximately $505-$515 million versus $454 million in fiscal 2015 and $359 million in fiscal 2014

•	Reaffirms outlook for 7th consecutive year of record performance in fiscal 2016

Middleton, WI, April 28, 2016 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, today reported record performance for the second quarter of fiscal 2016 ended April 3, 2016 and reiterated expectations for a seventh consecutive year of record results for fiscal 2016.

Fiscal 2016 Second Quarter Highlights:

•

Net sales of $1.21 billion in the second quarter of fiscal 2016 increased 13.4 percent compared to $1.07 billion last year.  Excluding the negative impact of $32.1 million of foreign exchange and acquisition sales of $122.8 million, organic sales increased 4.9 percent from the prior year.

•	Net income of $75.2 million and diluted earnings per share of $1.26 in the second quarter of fiscal 2016 compared to net income of $27.8 million and diluted earnings per share of $0.52 in fiscal 2015.
•

Adjusted diluted earnings per share, a non-GAAP measure, of $1.16 in the second quarter of fiscal 2016 increased compared to $0.69 last year predominantly due to the impact of the GAC acquisition and improved mix, partially offset by higher interest expense and common shares outstanding.  See Table 4 for a reconciliation to GAAP earnings per share.

•

Adjusted EBITDA, a non-GAAP measure, of $229.6 million in the second quarter of fiscal 2016 increased 44.3 percent compared to $159.1 million in fiscal 2015.  Excluding the negative impact of foreign exchange of $17.7 million, as well as acquisition EBITDA of $49.1 million, organic adjusted EBITDA of $198.2 million increased 24.6 percent versus the prior year’s quarter.  See Table 5 for a reconciliation to GAAP net income.

•

Adjusted EBITDA margin, a non-GAAP measure, in the second quarter of fiscal 2016 improved to 19.0 percent compared to 14.9 percent in the year-ago quarter primarily due to the GAC acquisition, improved mix and operating expense leverage.  See Table 5 for a reconciliation to GAAP net income.

•

Fiscal 2016 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow, a non-GAAP measure) is expected to grow to approximately $505-$515 million versus $454 million in fiscal 2015 and $359 million in fiscal 2014.  See Table 6 for a reconciliation to Forecasted GAAP Cash Flow from Operating Activities.

“Our solid second quarter results, together with our strong first quarter, gives us an excellent first half and momentum to deliver a 7th consecutive year of record performance in fiscal 2016,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings.  “Home and Garden and HHI delivered record results and, regionally, there were solid performances in the U.S. as well as in Europe and Latin America on a currency neutral basis.

“We are pleased with our organic sales growth of 4.9% in the second quarter, as virtually all of businesses globally contributed to the increase,” he said.  “Organic adjusted EBITDA grew at a faster rate as every business improved.  Margin expansion reflected the leverage we are achieving from our global infrastructure and shared services platform, favorable mix, tight expense controls, and a healthy level of continuous improvement savings.

“At the same time, we are selectively investing more in R&D, marketing and other growth initiatives and building out sales teams to help push our ‘more, more, more’ organic strategy to enter more countries, serve more channels, and launch more categories through leveraging our strong retailer relationships,” Mr. Rouvé said.

“Global Auto Care delivered a good quarter and excellent margin and is positioned for the seasonally strong spring and summer months if favorable weather and solid POS materialize,” he said.  “The GAC integration continues on a fast and smooth timetable with realization of expected synergies.  The business is pivoting from first-year integration to executing its international growth strategy, working closely with our commercial teams around the world.

“Looking to the balance of the year, the second half should again be larger than the first half, given the seasonal nature of some of our businesses,” Mr. Rouve said.  “We see healthy top- and bottom-line improvement driven by distribution gains, innovation and continuous improvement savings.  However, we are still working to deliver better performances from our North American battery business and our global appliances division, which is facing intense competition.  We plan significant debt reduction and deleveraging and are on track to grow our free cash flow this year by more than 10 percent.

“Our focus is managing the business for long-term, sustainable organic growth, increasing our adjusted EBITDA and maximizing free cash flow,” Mr. Rouvé said.

Fiscal 2016 Second Quarter Consolidated Financial Results

Net sales of $1.21 billion in the second quarter of fiscal 2016 increased 13.4 percent compared to $1.07 billion in fiscal 2015.  Excluding the negative impact of $32.1 million of foreign exchange, as well as acquisition sales of $122.8 million, organic sales increased 4.9 percent.

Gross profit and gross profit margin in the second quarter of fiscal 2016 were $462.8 million and 38.3 percent, respectively, compared to $374.7 million and 35.1 percent, respectively, last year.  The gross profit margin percentage increase was primarily due to the impact of the GAC acquisition and favorable mix, partially offset by the negative impact of foreign exchange.

Operating expenses of $314.3 million in the second quarter of fiscal 2016 compared to $286.3 million in the prior year.  The increase was predominantly due to the GAC acquisition and higher stock-based compensation expense.

The Company reported GAAP net income of $75.2 million, or $1.26 diluted income per share, in the second quarter of fiscal 2016 on average diluted shares and common stock equivalents outstanding of 59.5 million.  In the second quarter of fiscal 2015, GAAP net income was $27.8 million, or $0.52 diluted income per share, on average diluted shares and common stock equivalents outstanding of 53.3 million.  Adjusted for certain items in both fiscal years, which are presented in Table 4 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $1.16 in the second quarter of fiscal 2016, an increase of 68.1 percent compared to $0.69 in fiscal 2015 primarily due to the GAC acquisition and favorable mix, partially offset by higher interest expense and common shares outstanding.

Adjusted EBITDA, a non-GAAP measure, of $229.6 million in the second quarter of fiscal 2016 increased 44.3 percent compared to $159.1 million in fiscal 2015.  Excluding the negative impact of $17.7 million of foreign exchange, as well as acquisition-related EBITDA of $49.1 million, organic adjusted EBITDA of $198.2 increased 24.6 percent versus the second quarter of 2015.  All of the Company’s businesses delivered improved adjusted EBITDA on a constant currency basis.  Adjusted EBITDA margin of 19.0 percent increased from 14.9 percent last year.  See Table 5 for a reconciliation to GAAP net income.

Fiscal 2016 First Half Consolidated Financial Results

Net sales of $2.43 billion in the first six months of fiscal 2016 increased 13.8 percent compared to $2.13 billion for the same period in fiscal 2015.  Excluding the negative impact of $93.6 million of foreign exchange, as well as acquisition sales of $267.8 million, organic sales of $2.25 billion in the first six months of fiscal 2016 increased 5.6 percent from the prior year.

The Company reported GAAP net income of $148.8 million, or $2.50 diluted income per share, in the first six months of fiscal 2016 on average shares and common stock equivalents outstanding of 59.4 million. In the first half of fiscal 2015, the Company reported GAAP net income of $77.6 million, or $1.46 diluted income per share, on average shares and common stock equivalents outstanding of 53.1 million.  Adjusted for certain items in both years’ first six months, which are presented in Table 4 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $2.16 in the first half of fiscal 2016 compared to $1.75 last year.

Fiscal 2016 first half adjusted EBITDA of $436.7 million compared to adjusted EBITDA in the first half of fiscal 2015 of $334.9 million.  Excluding the negative impact of $51.0 million of foreign exchange, as well as acquisition EBITDA of $78.6 million, adjusted EBITDA of $409.1 million increased 22.2 percent versus last year.  The reported adjusted EBITDA margin of 18.0 percent in the first half of fiscal 2016 compared to 15.7 percent in fiscal 2015.  See Table 5 for a reconciliation to GAAP net income.

Fiscal 2016 Second Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2016 second quarter net sales of $424.9 million versus $443.9 million in the year-ago quarter.  Excluding the negative impact of $24.1 million of foreign exchange, fiscal 2016 second quarter net sales increased 1.1 percent.  On a constant currency basis, higher net sales for the battery and personal care categories more than offset lower small appliance category revenues.

Global battery net sales of $178.2 million in the second quarter of fiscal 2016 decreased 2.0 percent compared to $181.8 million in the second quarter of fiscal 2015.  Excluding negative foreign exchange impacts of $10.8 million, fiscal 2016 second quarter net sales improved 4.0 percent.  Lower North American battery sales resulted primarily from the timing of retailer promotions and an exit from certain private label programs.  In Europe, VARTA® battery net sales growth was primarily attributable to new customers and promotions.  A double-digit increase in Latin American battery revenues on a currency neutral basis was driven by growth in alkaline and specialty batteries.

Net sales for the global personal care product category of $108.4 million in the second quarter of fiscal 2016 compared to $110.5 million last year.  Excluding negative foreign exchange impacts of $5.3 million, fiscal 2016 second quarter net sales increased 2.9 percent.  Double-digit net sales growth on a constant currency basis in Europe primarily from hair care and in Latin America from new listings and distribution gains more than offset lower North American revenues due predominantly to category softness, tighter retailer inventory levels, and the timing of retailer new product placements.

Net sales of $138.3 million in the global small appliances product category in the second quarter of fiscal 2016 compared to $151.6 million in the year-ago quarter.  Excluding negative foreign exchange impacts of $8.0 million, fiscal 2016 second quarter net sales decreased 3.5 percent. The decline was mainly attributable to competitor discounting and softer category performance in North America and primarily the exit of unprofitable business in Latin America.  European revenues were unchanged on a currency neutral basis.

Global Batteries & Appliances reported segment net income was $39.1 million versus $37.9 million in the prior year.  Adjusted EBITDA of $58.3 million in the second quarter of fiscal 2016 compared to $57.1 million in the year-ago quarter.  Excluding negative foreign exchange impacts of $15.6 million, organic adjusted EBITDA of $73.9 million in the second quarter of fiscal 2016 grew 29.4 percent versus the prior year.  Adjusted EBITDA margin of 13.7 percent compared to 12.9 percent last year.  See Table 5 for a reconciliation to GAAP net income.

Hardware & Home Improvement

The Hardware & Home Improvement (HHI) segment delivered record second quarter results.  Net sales of $301.7 million in the second quarter of fiscal 2016 increased 4.3 percent compared to $289.4 million in the prior year’s quarter. The improvement was driven by growth in the core U.S. residential security and plumbing categories. The planned exit of unprofitable businesses and expiration of a customer tolling agreement adversely impacted sales growth by 3.3 percent.  Excluding the negative impact of foreign exchange of $5.4 million, net sales increased 6.1 percent in the second quarter of fiscal 2016.

Segment reported net income of $39.8 million in the second quarter of fiscal 2016 compared to $32.4 million in the prior year’s second quarter.  Adjusted EBITDA of $53.6 million, a record second quarter level, increased 17.3 percent versus $45.7 million last year.  Adjusted EBITDA margin of 17.8 percent compared to 15.8 percent in the prior year.  See Table 5 for a reconciliation to GAAP net income.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $208.5 million in the second quarter of fiscal 2016 compared to $209.8 million last year.  Excluding the negative impact of foreign exchange of $2.6 million and acquisition revenues of $3.3 million, fiscal 2016 second quarter organic sales of $207.8 million fell by 1.0 percent compared to the prior year.  Higher companion animal revenues in North America were offset by lower aquatics net sales in Europe and the U.S, primarily due to the exit of an unprofitable aquarium promotion last year.

Segment reported net income was $18.4 million in the second quarter of fiscal 2016 versus $12.6 million in the second quarter of fiscal 2015.  Second quarter adjusted EBITDA of $31.4 million compared to $30.9 million in fiscal 2015.  Adjusted EBITDA margin increased 40 basis points to 15.1 percent compared to 14.7 percent in the prior year.  See Table 5 for a reconciliation to GAAP net income.

Home and Garden

The Home and Garden segment reported record second quarter results.  Fiscal 2016 second quarter net sales of $155.0 million increased 25.1 percent compared to $123.9 million in last year’s second quarter.  Strong growth in the repellent and household controls categories, as well as increased sales in the lawn and garden controls category, resulted from favorable weather, the impact of the Zika virus, strong early season retailer orders and market share gains.

Segment second quarter reported net income was $39.8 million versus $28.0 million a year ago.  Record second quarter adjusted EBITDA of $44.2 million increased 40.3 percent versus $31.5 million a year ago. The adjusted EBITDA margin of 28.5 percent increased 310 basis points from 25.4 percent last year.  See Table 5 for a reconciliation to GAAP net income.

Global Auto Care

The Global Auto Care (GAC) segment reported net sales of $119.5 million, net income of $39.1 million and adjusted EBITDA of $48.6 million in the second quarter of fiscal 2016.  U.S. appearance and performance category consumption was solid, driven by favorable early spring weather across the U.S. and solid retailer orders.  Adjusted EBITDA margin was 40.7 percent.  See Table 5 for a reconciliation to GAAP net income.

Liquidity and Debt

Spectrum Brands completed its fiscal 2016 second quarter with a solid liquidity position, including a cash balance of approximately $133 million and approximately $300 million available, net of letters of credit, on its $500 million Cash Flow Revolver.

As of the end of the quarter, the Company had approximately $4,173 million of debt outstanding, excluding discounts and deferred financing fees, consisting of $175 million outstanding on its Cash Flow Revolver, a series of secured Term Loans in the aggregate amount of $1,536 million, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $250 million of 6.125% senior unsecured notes, $1 billion of 5.75% senior unsecured notes, and approximately $122 million of capital leases and other obligations.

Fiscal 2016 Outlook

Spectrum Brands expects fiscal 2016 net sales, as reported, to increase in the high-single digit range compared to fiscal 2015 reported net sales of $4.69 billion, including the positive impacts of the acquisitions of the European pet food business on December 31, 2014, Salix Animal Health on January 16, 2015 and Armored Auto Group on May 21, 2015, along with an anticipated negative impact from foreign exchange of approximately 330 to 350 basis points based on current spot rates.

Fiscal 2016 free cash flow is projected to be approximately $505-$515 million compared to $454 million in fiscal 2015.  See Table 6 for a reconciliation to Forecasted GAAP Cash Flow from Operating Activities.  Capital expenditures, which were $89.1 million in fiscal 2015, are expected to be in the range of $110 million to $120 million.  These incremental investments include the impact of full-year expenditures supporting recent acquisitions, a major aerosol capacity expansion, and support of technology and innovation.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, April 28.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 81615568.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Wednesday, May 11.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $4.69 billion in fiscal 2015. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table 4, “Reconciliation of GAAP Diluted Income Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share, and see attached Table 5, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and six months ended April 3, 2016 versus the three months and six months ended March 29, 2015.  See attached Table 6, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2016.  Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2016 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate and realize synergies from our recent acquisitions and any possible future acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three month periods ended April 3, 2016 and March 29, 2015
(unaudited)

	Three Month Period Ended			Six Month Period Ended
(in millions, except per share amounts)	April 3, 2016	March 29, 2015	INC %	April 3, 2016	March 29, 2015	INC %
Net sales	$1,209.6	$1,067.0	13.4%	$2,428.4	$2,134.8	13.8%
Cost of goods sold	746.6	692.1		1,524.6	1,389.5
Restructuring and related charges	0.2	0.2		0.3	0.4
Gross profit	462.8	374.7	23.5%	903.5	744.9	21.3%
Operating expenses
Selling	189.5	173.1		376.6	332.9
General and administrative	95.6	84.3		181.9	152.6
Research and development	14.5	12.8		28.3	24.0
Acquisition and integration related charges	13.3	11.9		23.2	20.0
Restructuring and related charges	1.4	4.2		2.5	11.4
Total operating expenses	314.3	286.3		612.5	540.9
Operating income	148.5	88.4		291.0	204.0
Interest expense	57.5	49.2		115.9	93.6
Other non-operating expense, net	0.8	3.2		4.3	3.9
Income from operations before income taxes	90.2	36.0		170.8	106.5
Income tax expense	14.9	8.1		21.8	28.6
Net income	75.3	27.9		149.0	77.9
Net income attributable to non-controlling interest	0.1	0.1		0.2	0.3
Net income attributable to controlling interest	$75.2	$27.8		$148.8	$77.6
Earnings Per Share
Basic earnings per share	$1.27	$0.52		$2.51	$1.46
Diluted earnings per share	$1.26	$0.52		$2.50	$1.46
Dividends per share	$0.38	$0.33		$0.71	$0.63
Weighted Average Shares Outstanding
Basic	59.4	53.3		59.3	53.0
Diluted	59.5	53.3		59.4	53.1

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Consolidated Statements of Cash Flows
For the six month periods ended April 3, 2016 and March 29, 2015
(Unaudited)

	Six Month Period Ended
(in millions)	April 3, 2016	March 29, 2015
Cash flows from operating activities
Net income	$149.0	$77.9
Adjustments to reconcile net income to net cash used by operating activities:
Amortization of intangible assets	47.0	41.7
Depreciation	44.4	37.1
Share based compensation	31.6	19.4
Non-cash inventory adjustment from acquisitions	—	3.0
Non-cash restructuring and related charges	—	7.2
Amortization of debt issuance costs	4.1	5.1
Non-cash debt accretion	0.5	—
Deferred tax (benefit) expense	(1.9)	1.4
Net changes in operating assets and liabilities, net of effects of acquisitions	(419.2)	(373.1)
Net cash used by operating activities	(144.5)	(180.3)
Cash flows from investing activities
Purchases of property, plant and equipment	(38.7)	(29.9)
Business acquisitions, net of cash acquired	—	(292.7)
Proceeds from sales of property, plant and equipment	0.8	1.2
Other investing activities	—	(0.9)
Net cash used by investing activities	(37.9)	(322.3)
Cash flows from financing activities
Proceeds from issuance of long-term debt	175.0	477.4
Payment of long-term debt	(13.3)	(18.9)
Payment of debt issuance costs	(1.6)	(6.9)
Payment of cash dividends	(42.0)	(33.5)
Treasury stock purchases	(40.2)	(8.5)
Share based tax withholding payments, net of proceeds upon vesting	(9.8)	(1.9)
Net cash provided by financing activities	68.1	407.7
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(11.9)
Net decrease in cash and cash equivalents	(114.6)	(106.8)
Cash and cash equivalents, beginning of period	247.9	194.6
Cash and cash equivalents, end of period	133.3	87.8

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
As of and for the three and six month periods ended April 3, 2016 and March 29, 2015
(Unaudited)

Supplemental Financial Data (in millions)	April 3, 2016	March 29, 2015
Cash and cash equivalents	$133.3	$87.8
Trade receivables, net	$557.2	$494.8
Days Sales Outstanding(a)	39.6	38.8
Inventory	$924.4	$814.0
Inventory Turnover(b)	3.7	3.8
Total debt	$4,103.8	$3,376.1

	Three Month Period Ended		Six Month Period Ended
Supplemental Segment Sales (in millions)	April 3, 2016	March 29, 2015	April 3, 2016	March 29, 2015
Global Batteries & Appliances	$424.9	$443.9	$1,036.2	$1,080.4
Hardware & Home Improvement	301.7	289.4	584.3	560.6
Global Pet Supplies	208.5	209.8	411.9	330.4
Home and Garden	155.0	123.9	202.7	163.4
Global Auto Care	119.5	-	193.3	-
Total segment sales	$1,209.6	$1,067.0	$2,428.4	$2,134.8

	Three Month Period Ended		Six Month Period Ended
Supplemental Segment Profitability (in millions)	April 3, 2016	March 29, 2015	April 3, 2016	March 29, 2015
Global Batteries & Appliances	$40.0	$41.8	$130.4	$138.4
Hardware & Home Improvement	45.6	37.3	89.8	76.1
Global Pet Supplies	20.9	18.7	39.7	24.4
Home and Garden	44.5	28.3	48.1	31.1
Global Auto Care	40.4	-	54.5	-
Total segment profit	191.4	126.1	362.5	270.0
Corporate	28.0	21.4	45.5	34.2
Acquisition and integration related charges	13.3	11.9	23.2	20.0
Restructuring and related charges	1.6	4.4	2.8	11.8
Interest expense	57.5	49.2	115.9	93.6
Other non-operating expense, net	0.8	3.2	4.3	3.9
Income from operations before income taxes	$90.2	$36.0	$170.8	$106.5

(a)	Reflects actual days sales outstanding at end of period.
(b)	Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Diluted Income Per Share to Adjusted Diluted Earnings Per Share
For the three and six month periods ended April 3, 2016 and March 29, 2015
(Unaudited)

	Three Month Period Ended				Six Month Period Ended
	April 3, 2016		March 29, 2015		April 3, 2016		March 29, 2015
Diluted income per share, as reported	$1.26		$0.52		$2.50		$1.46
Adjustments, net of tax:
Acquisition and integration related charges	0.15	(a)	0.15	(b)	0.25	(c)	0.24	(d)
Restructuring and related charges	0.02	(e)	0.05	(e)	0.03	(f)	0.14	(f)
Income taxes	(0.28)	(g)	(0.08)	(g)	(0.63)	(g)	(0.16)	(g)
Purchase accounting inventory adjustment	—		0.03	(h)	—		0.04	(h)
Other	0.01	(i)	0.02	(j)	0.01	(i)	0.03	(j)
	(0.10)		0.17		(0.34)		0.29

Diluted income per share, as adjusted	$1.16		$0.69		$2.16		$1.75

(a)

For the three month period ended April 3, 2016, reflects $8.6 million, net of tax, of acquisition and integration related charges, as follows: (i) $4.0 million related to the integration of Armored AutoGroup ("AAG"); (ii) $3.1 million related to the integration of the HHI Business; (iii) $1.5 million related primarily to the integration of the European pet food business acquired from Procter & Gamble consisting of the IAMS and Eukanuba brands ("European IAMS and Eukanuba"), Salix and Tell Manufacturing ("Tell").

(b)

For the three months ended March 29, 2015, reflects $7.7 million, net of tax, of Acquisition and integration related charges, as follows: (i) $2.7 million related to the acquisition of Proctor & Gamble's European pet food business consisting of the IAMS and Eukanuba brands ("European IAMS and Eukanuba"); (ii) $3.3 million related to the acquisition of Salix Animal Health LLC ("Salix"); (iii) $2.0 million related the integration of the HHI Business; (iv) $0.4 million related to the acquisition of Tell Manufacturing ("Tell"); (v) $0.2 million related to the integration of The Liquid Fence Company ("Liquid Fence"); and (vi) $(0.9) million related to other acquisition activity.

(c)

For the six months ended April 3, 2016, reflects $15.1 million, net of tax, of acquisition and integration related charges, as follows: (i) $6.9 million related to the acquisition and integration of AAG; (ii) $4.9 million related to the integration of the HHI Business; (iii) $1.3 million related to the integration of European IAMS and Eukanuba; (iv) $1.0 million related to the integration of Salix; and $1.0 million related to other acquisition and integration activity.

(d)

For the six months ended March 29, 2015, reflects $13.0 million, net of tax, of acquisition and integration related charges, as follows: (i) $3.3 million related to the acquisition of European IAMS and Eukanuba;(ii) $3.3 million related to the acquisition of Salix; (iii) $4.0 million related to the acquisition of the HHI Business; (iv) $0.7 million related to the acquisition of Tell; (v) $0.8 million related to the acquisition of Liquid Fence; and (vi) $0.9 million related to other acquisition activity.

(e)

For the three month periods ended April 3, 2016 and March 29, 2015, reflects $1.1 million and $2.9 million, net of tax, respectively, of restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in fiscal 2013 and HHI Business Rationalization Initiatives announced in fiscal 2014.

(f)

For the six month periods ended April 3, 2016 and March 29, 2015, reflects $1.8 million and $7.7 million, net of tax, respectively, of restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in fiscal 2013 and HHI Business Rationalization Initiatives announced in fiscal 2014.

(g)

Reflects adjustments to income tax expense to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate (35%). For the three month periods ended April 3, 2016 and March 29, 2015, the adjustment was $(16.7) million and $(4.4) million, respectively.  For the six month periods ended April 3, 2016 and March 29, 2015, the adjustment was $(38.0) million and $(8.7) million, respectively

(h)

For the three month period ended March 29, 2015, reflects a $1.4 million, net of tax, non-cash increase to cost of goods sold related to inventory fair value adjustments in conjunction with the acquisition of European IAMS and Eukanuba and Salix.  For the six month period ended March 29, 2015, reflects a $2.0 million, net of tax, non-cash increase to cost of goods sold related to inventory fair value adjustments in conjunction with the acquisition of Tell, European IAMS and Eukanuba and Salix.

(i)

For the three and six month periods ended April 3, 2016, reflects adjustments of $0.5 million and $0.7 million, net of tax, respectively, for costs associated with exiting a key executive coupled with onboarding a key executive, and an involuntary transfer of inventory during the three month period ended April 3, 2016.

(j)

For the three and six month periods ended March 29, 2015, reflects adjustments of $1.1 million and $1.8 million, net of tax, respectively, for costs related to a key executive onboarding and the accelerated amortization of stock compensation related to a retention agreement entered into with another key executive.

14

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three month periods ended April 3, 2016 and March 29, 2015
(unaudited)

Three month period ended April 3, 2016 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss)	$39.1	$39.8	$18.4	$39.8	$39.1	$(100.9)	$75.3
Income tax expense (a)	—	—	—	—	—	14.9	14.9
Interest expense (a)	—	—	—	—	—	57.5	57.5
Depreciation and amortization	17.6	8.7	10.7	3.8	3.9	—	44.7
EBITDA	56.7	48.5	29.1	43.6	43.0	(28.5)	192.4
Stock based compensation expense	—	—	—	—	—	21.5	21.5
Acquisition and integration related charges	0.7	4.9	1.5	0.3	5.6	0.3	13.3
Restructuring and related charges	0.3	0.2	0.8	0.3	—	—	1.6
Other (b)	0.6	—	—	—	—	0.2	0.8
Adjusted EBITDA	$58.3	$53.6	$31.4	$44.2	$48.6	$(6.5)	$229.6
Adjusted EBITDA Margin (c)	13.7%	17.8%	15.1%	28.5%	40.7%	—	19.0%

Three month period ended March 29, 2015 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss)	$37.9	$32.4	$12.6	$28.0	$—	$(83.0)	$27.9
Income tax expense (a)	—	—	—	—	—	8.1	8.1
Interest expense (a)	—	—	—	—	—	49.2	49.2
Depreciation and amortization	17.5	9.3	9.9	3.1	—	(0.1)	39.7
EBITDA	55.4	41.7	22.5	31.1	—	(25.8)	124.9
Stock based compensation expense	—	—	—	—	—	14.0	14.0
Acquisition and integration related charges	1.0	2.7	3.9	0.3	—	4.0	11.9
Restructuring and related charges	0.7	1.3	2.3	0.1	—	—	4.4
Purchase accounting inventory adjustment	—	—	2.2	—	—	—	2.2
Other (b)	—	—	—	—	—	1.7	1.7
Adjusted EBITDA	$57.1	$45.7	$30.9	$31.5	$—	$(6.1)	$159.1
Adjusted EBITDA Margin (c)	12.9%	15.8%	14.7%	25.4%	—	—	14.9%

(a)

Company policy is to record income tax expense and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within 'Corporate/Unallocated' Items.

(b)

For the three month periods ended April 3, 2016 and March 29, 2015, other includes costs associated with exiting a key executive, coupled with onboarding a key executive, and an involuntary transfer of inventory during the three month period ended April 3, 2016.

(c)	Adjusted EBITDA Margin is determined by dividing the Adjusted EBITDA by their respective net sales.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the six month periods ended April 3, 2016 and March 29, 2015
(unaudited)

Six months ended April 3, 2016 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss), as adjusted	$126.8	$81.2	$34.3	$43.1	$47.9	$(184.3)	$149.0
Income tax expense (a)	—	—	—	—	—	21.8	21.8
Interest expense (a)	—	—	—	—	—	115.9	115.9
Depreciation and amortization	34.8	18.0	21.4	7.4	9.8	—	91.4
EBITDA	161.6	99.2	55.7	50.5	57.7	(46.6)	378.1
Stock based compensation expense	—	—	—	—	—	31.6	31.6
Acquisition and integration related charges	1.0	7.8	3.3	0.5	10.1	0.5	23.2
Restructuring and related charges	0.6	0.3	1.6	0.3	—	—	2.8
Other(b)	0.6	—	—	—	—	0.4	1.0
Adjusted EBITDA	$163.8	$107.3	$60.6	$51.3	$67.8	$(14.1)	$436.7
Adjusted EBITDA Margin (c)	15.8%	18.4%	14.7%	25.3%	35.1%	—	18.0%

Six months ended March 29, 2015 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss), as adjusted	$126.2	$70.9	$15.4	$28.8	$—	$(163.4)	$77.9
Income tax expense (a)	—	—	—	—	—	28.6	28.6
Interest expense (a)	—	—	—	—	—	93.6	93.6
Depreciation and amortization	34.9	20.0	17.6	6.4	—	(0.1)	78.8
EBITDA	161.1	90.9	33.0	35.2	—	(41.3)	278.9
Stock based compensation expense	—	—	—	—	—	19.4	19.4
Acquisition and integration related charges	2.6	4.5	4.3	2.2	—	6.4	20.0
Restructuring and related charges	5.5	1.5	4.4	0.1	—	0.3	11.8
Purchase accounting inventory adjustment	—	0.8	2.2	—	—	—	3.0
Other(b)	—	—	—	—	—	1.8	1.8
Adjusted EBITDA	$169.2	$97.7	$43.9	$37.5	$—	$(13.4)	$334.9
Adjusted EBITDA Margin (c)	15.7%	17.4%	13.3%	22.9%	—	—	15.7%

(a)

Company policy is to record income tax expense and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within 'Corporate/Unallocated' Items.

(b)

For the six month periods ended April 3, 2016 and March 29, 2015, other includes costs associated with exiting a key executive, coupled with onboarding a key executive, and an involuntary transfer of inventory during the six month period ended April 3, 2016

(c)	Adjusted EBITDA Margin is determined by dividing the Adjusted EBITDA by their respective net sales.

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow
For the year ending September 30, 2016
(Unaudited)

Forecasted range (in millions)	F2016
Net Cash provided from Operating Activities, as adjusted	$615-635
Purchases of property, plant and equipment	(110) - (120)
Free cash flow	$505-515